                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CB BANCSHARES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

TO STOCKHOLDERS OF CB BANCSHARES, INC.:

    Notice is hereby given that the 1998 annual meeting (the "Meeting") of stockholders of CB Bancshares, Inc. ("Bancshares"), will be held at the Ala Moana Hotel, in the Carnation Room, 410 Atkinson Drive, Honolulu, Hawaii, on Thursday, April 30, 1998, at 1:30 p.m., Hawaiian Standard Time, for the purposes of considering and voting upon the following matters:

    1. To elect three (3) Class III Directors to serve until the 2001 annual meeting of stockholders and until their successors are elected.

    2. To elect the firm of Grant Thornton LLP as independent auditor for the ensuing year.

    3. To consider and act upon an amendment to the Bancshares Stock Compensation Plan.

    4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    The Board of Directors is not aware of any other business to come before the Meeting. Only stockholders of record at the close of business on March 9, 1998, will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

    All stockholders are cordially invited to attend the Meeting in person. However, to assure the presence of a quorum, you are requested to promptly sign, date and return the enclosed form of proxy, which is solicited by the Board of Directors, in the enclosed, self-addressed stamped envelope whether or not you plan to attend the meeting. The proxy will not be used if you attend and vote at the Meeting in person.

                             BY ORDER OF THE BOARD OF DIRECTORS

                                                [SIG]

                             James H. Kamo
                             CHAIRMAN

Honolulu, Hawaii
April 1, 1998

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR ENCLOSED PROXY CARD.

                                     [LOGO]

                              201 Merchant Street
                             Honolulu, Hawaii 96813
                            ------------------------

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 30, 1998
                            ------------------------

    This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors of CB Bancshares, Inc. ("Bancshares") to be used for voting at the 1998 annual meeting of stockholders of Bancshares and at any adjournments or postponements thereof (the "Meeting"), which will be held on April 30, 1998, at 1:30 p.m., Hawaiian Standard Time, at the Ala Moana Hotel, in the Carnation Room, 410 Atkinson Drive, Honolulu, Hawaii. The accompanying Notice of Annual Meeting, this Proxy Statement and the Proxy Card are first being mailed to stockholders of Bancshares on or about April 1, 1998.

    The annual report of Bancshares, which is being mailed with this Proxy Statement, is not deemed to be proxy solicitation material.

                                 VOTING RIGHTS

    Only holders of Bancshares common stock ("Common Stock") of record at the close of business (4:00 p.m. Hawaiian Standard Time) on March 9, 1998 (the "Record Date"), are entitled to notice of and to vote at the Meeting. On the Record Date, there were 3,551,228 shares of Bancshares Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on any matter which may properly come before the Meeting. There is no cumulative voting with respect to Bancshares Common Stock.

                                VOTING BY PROXY

    Proxies solicited by the Board of Directors which are properly executed and returned to Bancshares will be voted in accordance with directions given thereon. Executed proxies on which no directions are indicated will be voted FOR election of the Board's nominees for Class III directors, FOR the proposed amendment to the Bancshares Stock Compensation Plan (the "Stock Compensation Plan") and FOR election of the firm of Grant Thornton LLP as independent auditor. If for any reason a nominee should decline or be unable to stand for election at the 1998 annual meeting of stockholders, an event which Bancshares does not presently anticipate, proxies, if authorized to vote for the Board's nominees, may in their discretion vote for another candidate. The Board of Directors has appointed directors Yoshiki Takada, Lionel Y. Tokioka and H. Clifton Whiteman to act as proxies on behalf of the Board of Directors.

    Prior to the annual meeting the Bancshares' Board of Directors will appoint inspectors of election and tellers of vote. The inspectors and tellers will tally all votes cast in person or by proxy for the election of directors, election of the independent auditor and proposed amendment to the Stock Compensation Plan. With respect to the election of directors and the election of the independent auditor, abstentions and broker non-votes will not be counted as either a vote for or against the election of a director or the independent auditor. Since elections for director and independent auditor will be determined according to votes actually cast, abstentions and broker non-votes will have no effect on the outcome of voting.

Directors and the independent auditor will be elected upon receiving a majority of the votes cast in person or by proxy at the annual meeting, provided a quorum is present. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. If a quorum is not present in person or represented by proxy, the stockholders entitled to vote, present or represented by proxy, have the power to adjourn the Meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present or represented. Approval of the amendment to the Stock Compensation Plan and any other action to be taken at the Meeting requires the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting (accordingly, abstentions and broker non-votes will have the same effect as votes cast against any such action).

    A stockholder may revoke his or her proxy at any time prior to its exercise by filing with the Secretary of Bancshares or the presiding officer of the meeting a written notice of revocation. A stockholder attending the 1998 annual meeting may revoke his or her proxy in person at the meeting at any time prior to its exercise, and a stockholder's proxy may be revoked or superseded by a duly executed proxy of later date.

    THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BANCSHARES and delegates discretionary authority with respect to any additional matters which may properly come before the meeting. Although the Board is not currently aware of any additional matter, if other matters do properly come before the meeting, proxies will vote thereon in accordance with their best judgment.

                             ELECTION OF DIRECTORS

    Bancshares currently has a total of eleven (11) directors constituting the entire Board of Directors, divided into three (3) classes, CLASS I consisting of four (4) directors, CLASS II consisting of four (4) directors, and CLASS III consisting of three (3) directors. The articles of incorporation provide for each class of directors to be elected for three-year terms on a staggered basis. At the 1998 annual meeting three (3) Class III directors are to be elected to serve until the 2001 annual meeting of stockholders and until their respective successors have been elected.

    The Board of Directors' three nominees for Class III directors are Tomio Fuchu, Larry K. Matsuo and Hiroshi Sakai. Mr. Fuchu is an incumbent director of Bancshares. Mr. Matsuo and Mr. Sakai have been nominated as Class III directors to succeed Raymond Y. Arakawa and Frederic K. T. Chun, who have reached the mandatory retirement age for directors. Mr. Matsuo and Mr. Sakai are currently directors of City Bank (the "Bank"). The Board of Directors of the Bank and International Savings and Loan Association, Limited ("ISL"), the two major subsidiaries of Bancshares, are elected by Bancshares as the sole stockholder of the Bank and ISL. The selection of nominees for the election of directors of the Bank and ISL is within the discretion of the Board of Directors of Bancshares.

    THE BANCSHARES BOARD OF DIRECTORS RECOMMENDS TO THE STOCKHOLDERS ITS THREE NOMINEES FOR CLASS III DIRECTORS.

    Unless authority to vote for the election of directors or for a specified nominee is withheld, all proxies will be voted to elect the Board of Directors' three (3) nominees. While Bancshares does not anticipate that any nominee will decline or be unable to stand for election at the 1998 annual meeting, if for any reason any nominee should decline or be unable to serve, proxies may vote for the election of such other person as the Board of Directors shall nominate or proxies shall otherwise select.

    To be eligible for election as a director, written request that a person's name be placed in nomination together with the written consent of such nominee to serve as director must be received by the Secretary from a stockholder of record who is entitled to notice of and to vote at any annual or special meeting of stockholders not less than thirty (30) days prior to the date fixed for such meeting.

    The following table sets forth as to each nominee for director, and each director now in office, each person's age, principal occupation during the past five years and the year in which he or she was first elected a director of Bancshares and, for each such nominee and director, and for all executive officers and directors of Bancshares, as a group, the number of shares of Bancshares Common Stock beneficially owned as of the Record Date, and the percentage of the class which such ownership represents. Unless otherwise noted, each of the persons listed below is the direct beneficial and record owner of the number of shares indicated, as to which he or she exercises sole voting and investment power.

                                                              YEAR FIRST     COMMON STOCK
NAME, AGE, PRINCIPAL OCCUPATION DURING PAST FIVE YEARS, AND   ELECTED A      BENEFICIALLY    PERCENT OF
                    OTHER DIRECTORSHIPS                        DIRECTOR         OWNED           CLASS
------------------------------------------------------------  ----------     ------------    -----------
NOMINEES FOR ELECTION AS CLASS III DIRECTORS -- TERMS TO
 EXPIRE IN 2001

FUCHU, TOMIO (59)                                               1995                  0           0.0  %
 Chairman of Kyokuto Securities Co. Ltd. since July 1995;
 Managing Director and General Manager, International
 Planning Division of The Sakura Bank, Ltd. from February
 1993 to June 1995

MATSUO, LARRY K. (71)                                            --               4,162  (1)      0.12 %
 Chief Executive Officer of Paren, Inc., dba Park
 Engineering for more than the past five years; Director of
 the Bank for more than the past five years

SAKAI, HIROSHI (73)                                              --               4,258  (2)      0.13 %
 Attorney; Director of the Bank for more than the past five
 years; President, Citibank Properties, Inc. since April
 1997

CLASS II DIRECTORS -- TERMS TO EXPIRE IN 2000

MORITA, JAMES M. (84)(3)                                        1980             56,500  (4)      1.59 %
 Chairman of the Board of Bancshares and Chairman of the
 Board and Chief Executive Officer of the Bank until April
 1997; Chairman of the Board and Chief Executive Officer of
 ISL from April 1994 to February 1997

MIGITA, RONALD K. (56)(5)                                       1997                100  (6)      0.003%
 Chief Executive Officer of Bancshares, the Bank and ISL
 since April 1997, President of Bancshares since April 1997;
 President and Chief Operating Officer of Bancshares from
 June 1995 to November 1996; Vice Chairman of the Bank and
 ISL from April 1997; President of ISL from April 1996 to
 November 1996; Executive Vice President of Bank of Hawaii
 from 1989 to May 1995

WHITEMAN, H. CLIFTON (72)                                       1997              3,000  (7)      0.084%
 Director and Consultant, York Research Corporation from
 1991 to June 1997; Director and Consultant, Keene
 Corporation from November 1991 to June 1996

ANDRES, DONALD J. (56)                                          1997              2,675  (8)      0.075%
 Director and Executive Vice President, M. A. Schapiro &
 Co., Inc. from May 1994 to December 1997; Partner, Ernst &
 Young LLP from June 1962 to May 1994
CLASS I DIRECTORS -- TERMS TO EXPIRE IN 1999

KAMO, JAMES H. (77)                                             1993              7,298  (9)      0.21 %
 Attorney; Chairman of the Board of Bancshares and its
 subsidiaries (except ISL) since April 1997; Corporate
 Secretary of Bancshares and its subsidiaries (except ISL)
 for more than the past five years; Corporate Secretary of
 ISL since January 1995

MORITA, CARYN S. (37)                                           1995             22,858  (10)      0.64 %
 Senior Vice President and General Counsel of the Bank since
 November 1996; Senior Vice President and General Counsel of
 Bancshares from April 1994 to November 1996; Vice President and General Counsel of Bancshares from September 1993 to
 April 1994; Deputy Attorney General for the State of Hawaii
 from August 1988 to September 1993

                                                              YEAR FIRST     COMMON STOCK
NAME, AGE, PRINCIPAL OCCUPATION DURING PAST FIVE YEARS, AND   ELECTED A      BENEFICIALLY    PERCENT OF
                    OTHER DIRECTORSHIPS                        DIRECTOR         OWNED           CLASS
------------------------------------------------------------  ----------     ------------    -----------
TAKADA, YOSHIKI (39)(11)                                        1997                  0           0.0  %
 Senior Vice President of SMC Pneumatics Inc.; Director of
 SMC Corporation; Director of the Bank since July 1993

TOKIOKA, LIONEL Y. (63)(12)                                     1994             21,948  (13)      0.62 %
 Chairman of the Board of ISL since April 1997; Vice
 Chairman of the Board of ISL from April 1994 to April 1997;
 Chairman of the Board and Chief Executive Officer of
 International Holding Capital Corp. from 1984 to April
 1994; Chairman of the Board and President of ISL from 1978
 to April 1994

Directors and Executive Officers as a group (16 persons)                        147,891           4.16 %

--------------------------

(1) Of the 4,162 shares beneficially owned by Larry K. Matsuo, 2,399 shares are held by a trust with Mr. Matsuo as trustee, as to which he exercises sole voting and investment power, and 1,763 shares are held by a trust with Mr. Matsuo's spouse as trustee, as to which he shares voting and investment power.

(2) Of the 4,258 shares beneficially owned by Hiroshi Sakai, 3,682 are owned jointly with his spouse, as to which he shares voting and investment power. Not included in the 4,258 shares owned by Mr. Sakai are 458 shares owned by his spouse, as to which he disclaims any beneficial ownership.

(3) See "Retirement Agreement With James M. Morita" below concerning Mr. Morita's retirement as Chief Executive Officer of Bancshares and the Bank.

(4) Of the 56,500 shares owned by James M. Morita, 22,787 shares are allocated to his account in the Bancshares ESOP, the voting of which shares he is entitled to direct. Not included in the 56,500 shares owned by James M. Morita are 22,377 shares held in a Trust established by James M. and Aiko N. Morita, with Caryn S. Morita and Patrick A. Tanigawa as Joint Trustees.

(5) See "Employment Agreement With Ronald K. Migita" below concerning Mr. Migita's employment with Bancshares and the Bank.

(6) These shares do not include 5,000 shares covered by exercisable options as of the Record Date.

(7) Not included in the 3,000 shares owned by H. Clifton Whiteman are 400 shares owned by his spouse, as to which he disclaims any beneficial ownership.

(8) Of the 2,675 shares beneficially owned by Donald J. Andres, 1,000 shares are owned jointly with his spouse as to which he shares voting and investment power, 675 shares are owned by Mr. Andres, and 1,000 shares are owned by a family limited partnership, as to which he exercises sole voting and investment power.

(9) Of the 7,298 shares beneficially owned by James H. Kamo, 2,913 shares are held by a trustee of a retirement trust for the benefit of Mr. Kamo, as to which shares he exercises sole voting and investment power, and 4,385 shares are owned jointly with his spouse as to which he shares voting and investment power.

(10) Of the 22,858 shares beneficially owned by Caryn S. Morita, 22,377 shares are held in a Trust established by James M. and Aiko N. Morita, with Caryn
    S. Morita and Patrick A. Tanigawa as Joint-Trustees, referred to in footnote 4 above. Voting power is shared between the Joint-Trustees under the terms of the Trust. Of the 22,858 shares owned by Caryn S. Morita, 138 shares are allocated to her account in the CB Bancshares, Inc. Employees Stock Ownership Plan ("ESOP"), the voting of which shares she is entitled to direct. These shares do not include 6,000 shares covered by exercisable options as of the Record Date. Caryn S. Morita is the daughter of James M. Morita.

(11) Yoshiki Takada was elected by the Board of Directors of Bancshares to fill the unexpired term of Robert R. Taira, who resigned, effective April 15, 1997.

(12) See "Consulting Agreement with Lionel Tokioka" below concerning Mr. Tokioka's agreement with Bancshares.

(13) Of the 21,948 shares owned by Lionel Y. Tokioka, 452 shares are allocated to his account in the Bancshares ESOP, the voting of which shares he is entitled to direct. Not included in the 21,948 shares owned by Lionel Y. Tokioka are 877 shares owned by Thym, Inc., an affiliated corporation, and 1,234 shares owned by his spouse, as to which he disclaims any beneficial ownership.

    Randall O. Chang, President of the Bank, Richard C. Lim, President of ISL, Michael K. Kawamoto, Executive Vice President of the Bank, and Jasen Takei, Senior Vice President of ISL, are Named Executive

Officers named in the Summary Compensation Table below whose Bancshares stock ownership is not described above. As of the Record Date, Mr. Chang owned beneficially 614 shares of Common Stock, all of which are allocated to his account in the Bancshares ESOP, the voting of which shares he is entitled to direct, and Mr. Lim owned beneficially 4,031 shares of Common Stock, which included 334 shares allocated to his account in the Bancshares ESOP, the voting of which shares he is entitled to direct. These amounts do not include 1,000 shares and 750 shares for Mr. Chang and Mr. Lim, respectively, covered by exercisable options as of the Record Date. Mr. Kawamoto owned beneficially 5,277 shares of Common Stock, which included 5,183 shares allocated to his account in the Bancshares ESOP, the voting of which shares he is entitled to direct, and Mr. Takei owned beneficially 7,013 shares of Common Stock, which included 239 shares allocated to his account in the Bancshares ESOP, the voting of which shares he is entitled to direct. These amounts do not include 3,000 shares and 1,500 shares for Mr. Kawamoto and Mr. Takei, respectively, covered by exercisable options as of the Record Date.

                                   MANAGEMENT

    Executive officers of Bancshares, and other significant officers and employees of Bancshares and its subsidiaries are listed below.

NAME AND AGE                                             CURRENT POSITION AND BUSINESS HISTORY
-------------------------------------  --------------------------------------------------------------------------
James H. Kamo (77)...................  Chairman of the Board of Bancshares and its subsidiaries (except ISL)
                                        since April 1997; Corporate Secretary of Bancshares, the Bank and
                                        Citibank Properties, Inc. for more than the past five years; Corporate
                                        Secretary of ISL since January 1995.

Ronald K. Migita (56)................  Chief Executive Officer of Bancshares, the Bank and ISL since April 1997;
                                        President of Bancshares since April 1997; President and Chief Operating
                                        Officer of Bancshares from June 1995 to November 1996; Vice Chairman of the Bank and ISL from April 1997; President of ISL from April 1996 to
                                        November 1996; Executive Vice President of Bank of Hawaii from 1989 to
                                        May 1995. See "Employment Agreement With Ronald K. Migita" below concerning Mr. Migita's employment with Bancshares and the Bank.

Frederic K. T. Chun (78).............  Vice President of Bancshares since September 1993; Treasurer of Bancshares from 1982 to 1993; Chairman of the Board and President of Citibank
                                        Properties, Inc., since September 1990. Mr. Chun has reached the mandatory retirement age for directors of Bancshares and its subsidiaries, and will not be reelected as an officer of Bancshares and its subsidiaries.

Lionel Y. Tokioka (63)...............  Chairman of the Board of ISL since April 1997; Vice Chairman of the Board of ISL from April 1994 to April 1997; Chairman of the Board and President
                                        of ISL from December 1986 to April 1994.

Randall O. Chang (52)................  President and Chief Operating Officer of the Bank since August 1993;
                                        Senior Vice President, Daiwa Bank, from March 1989 to August 1993.

Richard C. Lim (45)..................  President and Chief Executive Officer of ISL since February 1997;
                                        President and Chief Operating Officer of ISL from April 1994 to April
                                        1996, and from November 1996 to February 1997; Executive Vice President
                                        of ISL from May 1991 to April 1994 and from April 1996 to November 1996.

Daniel Motohiro (54).................  Senior Vice President and Chief Financial Officer of Bancshares since May
                                        1992; Treasurer of Bancshares since October 1993; Assistant Treasurer of
                                        Bancshares from July 1986 to September 1993.

Michael K. Kawamoto (50).............  Executive Vice President of the Bank for more than the past five years.

Jasen H. Takei (35)..................  Senior Vice President of ISL for more than the past five years.

    Officers of Bancshares are elected annually for a term of one year at the Board of Directors annual meeting immediately following the annual meeting of stockholders.

EMPLOYMENT AGREEMENT WITH RONALD K. MIGITA

    Bancshares and Ronald K. Migita entered into an Employment Agreement on May 31, 1995 employing Mr. Migita as President and Chief Operating Officer of Bancshares for a term commencing June 5, 1995 and ending on May 31, 2000. Mr. Migita's base salary is $225,000 for each year of the term.

Bancshares may in its discretion increase the base salary and grant bonus or other compensation or benefits, and Mr. Migita is entitled to participate in employee benefit plans and programs of Bancshares, to the extent that he is eligible. Bancshares may terminate the employment of Mr. Migita for cause as defined in the Agreement without prior notice. Mr. Migita may terminate his employment upon 120 days prior written notice. The Agreement terminates in the event of the death or disability, as defined in the Agreement, of Mr. Migita.

    Pursuant to his Employment Agreement, Mr. Migita was employed as President and Chief Operating Officer (COO) of Bancshares from June 1995 through November 15, 1996, when his position as President and COO was terminated, although Bancshares continued Mr. Migita's payments under his Employment Agreement. On March 5, 1997, the Bancshares Board of Directors elected Mr. Migita President and Chief Executive Officer, subject to regulatory approval, settlement of threatened litigation by Mr. Migita, and regulatory approval of Mr. Morita's retirement agreement. On March 27, 1997, Bancshares and Mr. Migita entered into a Settlement Agreement, which, subject to regulatory approval, (a) designated him to management's Class II slate of director nominees for the 1997 annual meeting, (b) appointed him as President and Chief Executive Officer of Bancshares, (c) reaffirmed Mr. Migita's May 31, 1995 Employment Agreement, (d) allowed him to retain all compensation since November 15, 1996, (e) restored all employment benefits provided for in the May 31, 1995 Employment Agreement, (f) provided for continued employment of his secretary, (g) provided for reimbursement of Mr. Migita's legal expenses and costs, up to $8,000, and (h) recommended his appointment as Chief Executive Officer of the Bank. The Settlement Agreement was submitted to the Federal Reserve Bank of San Francisco ("FRB") pursuant to the Memorandum of Understanding agreement dated October 16, 1996 ("MOU") entered into between Bancshares and FRB. The FRB indicated that it did not disapprove the Settlement Agreement under the MOU.

EMPLOYMENT AGREEMENT WITH RANDALL O. CHANG

    The Bank and Randall O. Chang have entered into an Employment Agreement employing Mr. Chang as President and Chief Operating Officer of the Bank at a minimum base salary of $165,000 per year for a five-year period commencing August 16, 1993. The Bank may in its discretion increase such base salary and grant bonus or other compensation and benefits to Mr. Chang, and he is entitled to participate in employee benefit programs generally available to executive officers of the Bank. Under the Employment Agreement the Bank may terminate Mr. Chang for cause as defined in the Agreement. Mr. Chang has the right to terminate his employment at any time under the Agreement for good reason, as defined in the Agreement, or with not less than 120 days written notice without good reason. In the event of an illness or incapacity of Mr. Chang, the Bank must continue payment of his salary for a minimum of 12 months after commencement of such illness or incapacity.

CONSULTING AGREEMENT WITH LIONEL Y. TOKIOKA

    Bancshares and Lionel Y. Tokioka have entered into a Consulting Agreement engaging Mr. Tokioka as a consultant to Bancshares and its subsidiaries at an annual fee of $150,000 for a one-year period commencing June 1, 1997, payable in equal monthly installments. The term is renewable for an additional 12-month period. Bancshares is also required to reimburse Mr. Tokioka for certain expenses and to provide office and parking space and other facilities necessary for the provision of services under the Agreement. The Consulting Agreement may be terminated for just cause as defined in the Agreement. The Consulting Agreement may also be terminated in the event of the death or permanent disability of Mr. Tokioka. The Consulting Agreement was entered into as part of a settlement with Bancshares of claims brought by Mr. Tokioka arising out of the termination of his employment. See "Certain Transactions" below.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

    The following table sets forth all compensation paid or payable for the years 1995 - 1997 by Bancshares or its subsidiaries to Bancshares' Chief Executive Officers in 1997, James M. Morita (January -

April), and Ronald K. Migita (May - December), and the four other most highly compensated executive officers of Bancshares and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                      ------------------
                                                                                            AWARDS
                                                            ANNUAL COMPENSATION (1)   ------------------
                                                                                          SECURITIES
                                                            ------------------------      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITIONS HELD IN 1997          YEAR     SALARY ($)    BONUS ($)    OPTIONS/SARS (#)   COMPENSATION ($)
-----------------------------------------------  ---------  -----------  -----------  ------------------  ----------------

James M. Morita,                                      1997   $ 146,656    $       0              0          $  69,656(2)
 Chairman of the Board and Chief Executive            1996   $ 440,000    $       0              0          $  85,917(3)
 Officer of Bancshares; Chairman of the Board         1995   $ 440,000    $ 122,988              0(4)       $ 160,833
 and Chief Executive Officer of the Bank;
 Chairman of the Board and Chief Executive
 Officer of ISL (all until April, 1997)

Ronald K. Migita,                                     1997   $ 241,664    $  15,000         12,500          $   4,533(6)
 Chief Executive Officer of Bancshares and its        1996   $ 225,000    $       0              0          $   4,575
 subsidiaries (from April, 1997); President and       1995   $  93,750    $       0          5,000(7)       $       0
 Chief Operating Officer of Bancshares (5)

Richard C. Lim,                                       1997   $ 150,000    $ 143,594(8)       10,000         $  23,563(9)
 President and Chief Operating Officer of ISL         1996   $ 150,000    $ 153,936              0          $   4,848
                                                      1995   $ 150,000    $ 142,112          1,500          $   4,848

Randall O. Chang,                                     1997   $ 173,250    $       0          4,000          $   5,100(10)
 President and Chief Operating Officer of the         1996   $ 173,250    $       0              0          $   4,848
 Bank                                                 1995   $ 173,250    $       0          2,000          $   4,848

Michael K. Kawamoto,                                  1997   $ 114,153    $   5,000          4,000          $   4,283(11)
 Executive Vice President of the Bank                 1996   $ 112,518    $       0              0          $   4,832
                                                      1995   $ 106,956    $  15,217          1,500          $   4,291

Jasen H. Takei,                                       1997   $ 104,073    $  12,000          5,000          $   6,454(12)
 Senior Vice President of ISL                         1996   $ 100,863    $   3,973              0          $   3,198
                                                      1995   $  98,100    $  38,358            750          $   3,123

------------------------------

(1) Amounts do not include amounts expended by Bancshares which may have a value as a personal benefit to the named individual. The value of such benefits did not exceed, however, the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named individual.

(2) This amount is accrued vacation pay paid to Mr. Morita upon his retirement.

(3) This amount includes an annual contribution of $4,848 made by Bancshares to Mr. Morita's 401(k) account. This amount also includes $81,069 which represents the premium attributed to insurance coverage for Mr. Morita paid by Bancshares pursuant to split-dollar life insurance policies. Mr. Morita retired from Bancshares and the Bank as of April 15, 1997. See "Retirement Agreement with James M. Morita" below concerning the terms of his retirement, and "Defined Benefit Plan Compensation" below concerning defined benefit plan payments from the Bank to Mr. Morita.

(4) Mr. Morita agreed to cancel and relinquish 10,000 performance option shares and 10,000 index option shares previously granted to him as part of his retirement agreement. See "Retirement Agreement with James M. Morita," below.

(5) Mr. Migita became President and Chief Operating Officer of Bancshares on June 5, 1995 and Chief Executive Officer in April 1997.

(6) This amount is the annual contribution made by Bancshares to Mr. Migita's 401(k) account.

(7) Mr. Migita was granted options to purchase 5,000 shares in 1995, which terminated upon termination of his employment. Bancshares agreed to restore such options pursuant to his Settlement Agreement.

(8) Mr. Lim's bonus is calculated according to a bonus plan adopted in 1996 by the ISL Board of Directors (see "Board Compensation Committee Report On Executive Compensation" below). The amount paid to Mr. Lim is his bonus calculated for the first three quarters of 1997. His bonus for the fourth quarter has not been determined.

(9) This amount includes $18,463 in accrued vacation pay, and an annual contribution of $5,100 made by Bancshares to Mr. Lim's 401(k) account.

(10) This amount is the annual contribution made by Bancshares to Mr. Chang's 401(k) account.

(11) This amount is the annual contribution made by Bancshares to Mr. Kawamoto's 401(k) account.

(12) This amount includes $3,132 in accrued vacation pay, and an annual contribution made by Bancshares to Mr. Takei's 401(k) account.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options during the last fiscal year to the above named executive officers under Bancshares' Stock Compensation Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                 ----------------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                                  PERCENT OF TOTAL                                   RATES OF STOCK PRICE
                                                    OPTIONS/SARS                                   APPRECIATION FOR OPTION
                                                     GRANTED TO       EXERCISE OR                      TERM (10 YEARS)
                                  OPTIONS/SARS   EMPLOYEES IN FISCAL  BASE PRICE     EXPIRATION    ------------------------
NAME                             GRANTED (1)(#)         YEAR            ($/SH)          DATE         5% ($)      10% ($)
-------------------------------  --------------  -------------------  -----------  --------------  ----------  ------------
Ronald K. Migita...............      12,500(2)            17.24%      $  43.00(3)     12/15/2007   $  676,250  $  1,713,550
Randall O. Chang...............       4,000(2)             5.52%      $  43.00(3)     12/15/2007   $  108,200  $    274,168
Richard C. Lim.................      10,000(2)            13.79%      $  43.00(3)     12/15/2007   $  270,500  $    685,420
Michael K. Kawamoto............       4,000(2)             5.52%      $  43.00(3)     12/15/2007   $  108,200  $    274,168
Jasen H. Takei.................       5,000(2)             6.90%      $  43.00(3)     12/15/2007   $  135,250  $    342,710

------------------------

(1) All options were granted on December 15, 1997.

(2) These options are Incentive Stock Options which become exercisable one year after the date of grant, providing the optionee remains employed by Bancshares or one of its subsidiaries throughout the one year period beginning on the date of the grant.

(3) The exercise price for the Incentive Stock Options is the closing sales price for Bancshares Common Stock on NASDAQ on December 15, 1997.

    The following table sets forth information concerning unexercised stock options to purchase Bancshares Common Stock under the Stock Compensation Plan. None of the above named executive officers exercised any stock options in 1997.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                             OPTIONS/SARS AT FY-END(#)  OPTIONS/SARS AT FY-END($)
                                                             -------------------------  -------------------------
                                                             EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
                                                             -------------------------  -------------------------
Ronald K. Migita...........................................            5,000/0(2)             $   68,025/$0
                                                                      0/12,500(3)             $        0/$0
Randall O. Chang...........................................            2,000/0(1)             $   16,780/$0
                                                                       2,000/0(2)             $   27,210/$0
                                                                       0/4,000(3)             $        0/$0
Richard C. Lim.............................................            1,500/0(1)             $   12,585/$0
                                                                       1,500/0(2)             $   20,407/$0
                                                                      0/10,000(3)             $        0/$0
Michael K. Kawamoto........................................            1,500/0(1)             $   12,585/$0
                                                                       1,500/0(2)             $   20,407/$0
                                                                       0/4,000(3)             $        0/$0
Jasen H. Takei.............................................              750/0(1)             $    6,292/$0
                                                                         750/0(2)             $   10,203/$0
                                                                       0/5,000(3)             $        0/$0

------------------------

(1) These options were originally granted as Performance Options to become exercisable five years after the date of grant. The Performance Options may have become exercisable sooner, depending upon Bancshares financial results. If Bancshares' "return on equity" increased by 100 basis points, then the Performance Options would have become exercisable with respect to one-third of the stated number of shares of Common Stock; an increase of 200 basis points would have caused the Performance Options to become exercisable with respect to two-thirds of the stated number of shares of Common Stock; and a 300 basis point increase meant the Performance Options would have become fully exercisable. An employee must have been employed by Bancshares or one of its subsidiaries for a full year after the date of grant before a Performance Option could have been exercised. On November 18, 1997, the Compensation Committee removed the return on equity and the five-year conditions to the exercise of these previously granted options.

(2) These options were originally granted in 1994 and 1995 as Index Options which became exercisable one year after the date of grant, providing the optionee remained employed by Bancshares or one of its subsidiaries throughout the one-year period beginning on the date of grant. The exercise prices of an Index Option increased from year to year according to increases, but not decreases, in the cost of living. The initial exercise prices of the Index Options were the fair market values on the date of grants. Each January 1, the exercise prices for Index Options increased according to the increase in the Bureau of Labor Statistics' Consumer Price Index -- All Urban Consumers. On October 18, 1997, the Compensation Committee fixed the exercise prices of Index Options at the initial exercise price of the grants increased by the Index factors as of September 30, 1997.

(3) These options are Incentive Stock Options which become exercisable one year after the date of the grant. The exercise price is fixed at $43.00 per share, which was the fair market value of each share on December 15, 1997, the date of the grants. The term of the option is ten years from December 15, 1997.

    In-the-Money Options are those where the fair market value on December 31, 1997 of the underlying securities exceeded the exercise or base price of the option.

DEFINED BENEFIT PLAN COMPENSATION

    During 1991, the Bank entered into deferred compensation agreements with key management officers. Under the agreements, the Bank is obligated to provide certain of such officers or beneficiaries of such officers, during a period of ten years after the officer's death, disability, or retirement, annual benefits ranging from $25,000 to $50,000. In 1996, these agreements were terminated, except with respect to five retired officers. Additionally, under a similar unfunded defined benefit plan agreement, upon his retirement Mr. Morita, or his designated beneficiary in the event of his death, receives an annual amount equal to $250,000 for a ten-year term. The Bank also reimburses Mr. Morita for health insurance, business related expenses for travel, entertainment, club memberships and automobile expenses up to a total of $60,000 per calendar year until the earlier of expiration of the Agreement or Mr. Morita's death. Mr. Morita is also entitled to use of an office and reasonable secretarial expense. The Bank's obligation to make payments to Mr. Morita commenced in May 1997, the month following his retirement from the Bank. Mr. Morita retired as Chief Executive Officer of the Bank as of April 15, 1997.

    None of the named executive officers other than Mr. Morita are parties to a deferred compensation agreement.

CHANGE OF CONTROL AGREEMENTS

    On March 28, 1996, the Board of Directors of Bancshares approved and adopted
(i) a Change of Control Agreement between Bancshares and James M. Morita, Chairman of the Board and Chief Executive Officer of the Company (the "Chairman's Agreement"); and (ii) Change of Control Agreements with five senior executives of Bancshares, including Ronald K. Migita (the "CBBI Executives' Agreement"). On March 28, 1996, the Board of Directors of the Bank approved and adopted Change of Control Agreements between the Bank and eight senior executives (the "Bank Executives' Agreement"), including Randall O. Chang and Michael K. Kawamoto. On March 28, 1996, the Board of Directors of ISL approved and adopted Change of Control Agreements between ISL and five of its executives (the "ISL Executives' Agreement"), including Richard C. Lim and Jasen H. Takei. The Chairman's Agreement was canceled as part of Mr. Morita's retirement agreement with Bancshares. See "Retirement Agreement with James M.

Morita," below. The CBBI Executives' Agreements, the Bank Executives' Agreements and the ISL Executives' Agreements are collectively referred to below as the "Change of Control Agreements". The executives who are parties to the Change of Control Agreements are referred to below as the "Executives." Bancshares, Bank and ISL are sometimes referred to below as the "Employer." As of the date of this Proxy Statement, Change of Control Agreements remain in effect for a total of 13 executives of Bancshares, the Bank and ISL.

    The Change of Control Agreements were adopted by the Boards of Directors of the Bank, ISL and Bancshares to encourage continuity of management in the event of a change of control of Bancshares by granting certain benefits to certain senior executives. The Change of Control Agreements become operational upon the occurrence of a "Change of Control." For purposes of the Change of Control Agreements, a "change of control" occurs when (i) a person acquires 20% or more of Bancshares' voting stock; (ii) Bancshares shareholders approve a merger, consolidation, or other business combination, or a sale of substantially all of its assets or enters into a similar business transaction (a "Transaction"), unless after such Transaction, the shareholders immediately prior to the Transaction continue to control a majority of Bancshares' voting power in the resulting entity; or (iii) within any 24 month period beginning on or after December 1995, the persons who were directors immediately prior to such period shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors.

    In the event of a Change of Control, the benefits that will be provided to the Executives include: (i) employment with the Employer for a three year period commencing on the Effective Date (the "Employment Period"), in a commensurate position, with commensurate duties, as held 90-days prior to the Effective Date;
(ii) during the Employment Period, a base salary equal to the highest monthly salary paid during the year prior to the Effective Date; (iii) for each of the years during the Employment Period, a bonus equal to the highest bonus paid with regard to the three fiscal years prior to the Effective Date; (iv) during the Employment Period, participation in all health and welfare, incentive, savings plans and programs, including stock option, retirement and life insurance plans, all on a basis equal to the highest level of participation received during the 90-day period prior to the Effective Date.

    The Change of Control Agreements will automatically terminate upon the Executive's death. The Employer may terminate the Change of Control Agreements after having established the Executive's disability and giving the Executive required notice. Following a Change of Control, the Executive may terminate the Change of Control Agreements for any reason on 30-days written notice. The Employer may terminate the Change of Control Agreements for cause.

    The Employer is required to make certain payments to the Executives upon termination of the Change of Control Agreements. If a Change of Control Agreement is terminated for death or disability, the Executive will receive those payments that have accrued under the Change of Control Agreements to the date of death, including full base salary, annual prorated bonus and deferred compensation, and any other amounts owed under the Employer's employee benefit plans then in effect. If a Change of Control Agreement is terminated for cause or is voluntarily terminated by the Executive, the Executive will also receive those payments that have accrued under the Change of Control Agreement to the date of termination other than the prorated bonus.

    If the Change of Control Agreement is terminated by the Employer, other than for cause, the Employer must pay to the Executive in a lump sum in cash the aggregate of the following amounts: (1) the Executive's base salary through the date of termination; (2) a cash amount equal to 2.99 times the sum of: (a) the Executive's average annual base salary, as defined (based on the average of the five most recent taxable years); (b) the higher of (x) the annual bonus earned by the Executive for the last fiscal year, or (y) the higher of the annual bonus earned by the Executive for the fiscal year of the Employer including the Effective Date or the last fiscal year of the Employer ended before the Effective Date; and (c) the present value, calculated using an 8% discount rate, of the annual cost to the Employer of obtaining life insurance coverage and benefit plans for the Executive and certain other fringe benefits, all of such amounts being subject to proration based on the number of months remaining in the Employment Period; (3) a cash amount equal to the difference between (x) the maximum payments the Executive would have received under any long-term incentive compensation or performance plan of the Employer for the remainder of the Employment Period if he had continued in the employ of the Employer for the remainder of the Employment Period, and (y) any amounts actually paid under any such plan with respect to such awards; (4) a cash amount equal to the present value of the incremental retirement benefits that would have been payable or available to the Executive had the Executive continued in the Employer's employ for the remainder of the Employment Period; and (5) a cash amount equal to any deferred compensation and any other amounts owing to the Executive under the then applicable employee benefit plans. Any amount paid or payable under (2)(a), (2)(b) or (4) above is reduced by any amount paid to the Executive under Bancshares' severance procedures and guidelines or any agreement related thereto.

    With respect to any stock options or restricted stock held by the Executive, upon the earlier of the merger of the Employer with and into another corporation following a Change of Control or six months after termination of the Change of Control Agreement, the Executive will be paid an amount equal to the sum of (1) the product of (a) the excess of (x) the greater of (I) the highest price offered for a share of common stock of Bancshares in conjunction with any tender offer or during the 60-day period immediately preceding the date of the Change of Control, if the Change of Control occurs other than pursuant to a tender offer or (II) the then fair market value of such a share of common stock over
(y) the exercise price of any stock option held by the Executive on the date of the Change of Control times (b) the number of shares of common stock subject to such options and (2) the product of (a) the excess of (x) the amount determined under sub-clause (1)(a) above over (y) the amount, if any, paid to acquire any shares of restricted common stock held by the Executive at the date of the Change of Control times (b) the number of such shares of restricted stock. If the Executive otherwise receives the value of any such stock option or restricted stock under the general provisions of any such award or any generally applicable provisions of any plan under which such options or restricted stock are issued, the number of shares of common stock taken into account above is appropriately reduced.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee"), considers compensation for executive officers of Bancshares and certain officers of the Bank and ISL and makes recommendations for approval by Bancshares' Board of Directors.

    The Committee designs executive compensation packages to attract and retain key executive officers and to maintain a competitive compensation package in comparison to banks and other financial institutions and business organizations of comparable size and complexity to Bancshares. Bancshares' executive compensation program is comprised of three elements:

       - annual base salary;

       - annual bonus awards; and

       - stock compensation awards

    BASE SALARIES. In determining the level of base salary for executive officers, the Compensation Committee evaluates a number of factors, including the span of control of each executive as well as the managerial and leadership skills and qualities possessed by the officer, the financial performance of Bancshares and its subsidiaries, including enhancement of value to stockholders, and related business matters such as community involvement and business relationships of the executive officer. There is no specific weighting of factors or objective formula by which the Committee applies these factors.

    Qualitative Factors. In examining the personal skills and qualities of an executive officer, the Compensation Committee evaluates the executive officer's administrative, managerial, planning and leadership skills, including vision and motivation, implementation and other leadership qualities.

    Financial Factors. In examining the financial performance of Bancshares and its subsidiaries, the Committee specifically examines, among other things, the amount of revenue and net income generated by Bancshares and its subsidiaries, earnings per share, the increase or decrease in total assets of Bancshares, appreciation in Bancshares' stock price and increase in shareholder value, the growth rate of Bancshares and its subsidiaries, and how such indicators compare to those of other comparable financial institutions.

    Related Business Factors. The Compensation Committee also analyzes related business indicators such as an executive officer's relationship with other businesses on a local, national and international level, an executive officer's community involvement, the public image and reputation projected by the executive officer, the executive officer's corporate communication, and the executive officer's relationship with stockholders, employees and government regulators.

    BONUS AWARDS. In determining bonus payments for management, the Committee generally follows a management incentive compensation program which focuses on specified performance measurements such as return on equity, return on assets relative to peers and net profit. There was no formal management incentive compensation program in place in 1997 and nominal bonus awards were granted to selected executives. These nominal bonus awards were made based upon individual performance.

    The ISL Board of Directors in 1996 adopted a bonus plan for Mr. Lim which provides a bonus based on loan funding. The bonus is based on a percentage of the "net contribution amount" which is defined as fee revenue less certain expenses incurred to produce such revenue, including commission, sales cost, underwriting and other costs. Mr. Lim's bonus for the first three quarters of 1997 amounted to $143,594. The fourth quarter bonus has not been finally determined or paid.

    STOCK COMPENSATION AWARDS. The shareholders of Bancshares approved the CB Bancshares, Inc. Stock Compensation Plan in 1995, under which awards may be granted to executive officers and other key employees. The Stock Compensation Plan is designed to align the interests of executive officers with those of Bancshares' stockholders and reward the executive for creating shareholder value. Stock awards may be granted to key executives who are in a position to make a substantial contribution to the long-term success of Bancshares. The Committee administers the Stock Compensation Plan and makes recommendations of stock awards to the Bancshares Board of Directors based on the experience, achievements and anticipated future contributions to Bancshares of employees reviewed by the Committee. Stock compensation awards are not automatically granted every year.

    On December 15, 1997, stock option awards totalling 72,500 shares were granted for selected employees and executive officers.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In determining the compensation of Bancshares' President and Chief Executive Officer, the Committee first considers the Employment Agreement covering Mr. Migita's employment with Bancshares. The Committee next reviews quantitative and financial performance factors as well as qualitative factors in order to determine whether any adjustments are necessary to the compensation set by the Agreement, which require subjective evaluation. Among the quantitative factors considered are profitability, growth and total shareholder return, such as return on equity, return on assets and share price performance. For 1997, the Committee determined that an adjustment in Mr. Migita's contract salary to $241,664 and a bonus of $15,000 was justified. Additionally, consistent with the Committee's policy to more closely align executive compensation with shareholder interests, Mr. Migita was awarded a stock incentive option of 12,500 shares as part of his compensation.

    With respect to Mr. Morita's compensation, see discussion under "Retirement Agreement with James M. Morita" below.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. In 1993, the United States Congress enacted Section 162(m) of the United States Internal Revenue Code of 1986, as amended, effective for taxable years commencing on January 1, 1994. This legislation generally limits Bancshares' executive compensation deduction to $1,000,000 per year per executive for certain compensation paid to its Chief Executive Officer and the four highest compensated executives (other than the CEO) named in the proxy statement. The Compensation Committee has determined Bancshares and its subsidiaries will not pay any amounts in the fiscal year ended December 31, 1997 to any executive officer that would result in a loss of federal income tax deduction under
Section 162(m). Accordingly, the Compensation Committee has not recommended that any special actions be taken or that any plans or programs be revised at this time. The Compensation Committee intends to study Section 162(m) and its effects on Bancshares' executive compensation program with respect to future compensation.

                             COMPENSATION COMMITTEE

             Raymond Y. Arakawa                             H. Clifton Whiteman
             Frederic K. T. Chun

RETIREMENT AGREEMENT WITH JAMES M. MORITA

    On March 6, 1997, Bancshares and James M. Morita, Chairman and Chief Executive Officer of Bancshares, entered into a retirement agreement, subject to regulatory approval, with respect to his retirement as Chief Executive Officer of Bancshares. Under the Memorandum of Understanding agreement ("MOU"), entered into on October 16, 1996, between Bancshares and the Federal Reserve Bank of San Francisco ("FRB"), the FRB has the right to disapprove of any employment, severance or similar contract with any senior executive officer of Bancshares. The March 6, 1997 retirement agreement was submitted to the FRB, and in response to FRB comments, the retirement agreement was revised and replaced (with the changes noted below) by a retirement agreement dated March 27, 1997 (the "Retirement Agreement"), which was not disapproved by the FRB under the MOU.

    The Retirement Agreement provides for Mr. Morita's retirement as Chief Executive Officer of Bancshares upon regulatory approval of the Retirement Agreement. Pursuant to this provision, Mr. Morita retired as Chief Executive Officer of Bancshares, effective April 15, 1997. Mr. Morita remained as Chairman of the Board of Directors through the 1997 Bancshares annual meeting of shareholders, but agreed not to be considered for Chairman or Vice-Chairman of the Board thereafter. As part of the Retirement Agreement, Mr. Morita canceled and relinquished his stock option agreement and 10,000 performance options and 10,000 index options granted thereunder, as well as his change in control agreement, dated March 28, 1996.

    Under the Retirement Agreement, Mr. Morita and Bancshares agreed that no further premium payments would be made on certain split-dollar life insurance policies, insuring Mr. Morita and his spouse, and that the current cash surrender value of the policies ($258,433) would be used to convert the policies to single-premium policies with a paid up value of $444,550. Upon payment of the proceeds under the insurance policies, the net premium advance amount paid by Bancshares ($376,556), will be paid to Bancshares, which obligation is secured by a collateral assignment of the insurance policies.

    The Retirement Agreement provides for reimbursement to Mr. Morita of his reasonable legal and accounting fees incurred relating to the Agreement. In response to FRB comments, this amount was limited to a maximum of $25,000. Bancshares also agrees to indemnify Mr. Morita in accordance with the current indemnification standards provided for under Bancshares Articles of Incorporation and Bylaws. Under such provisions, each director and officer of Bancshares is to be indemnified by Bancshares against all reasonable costs, expenses and liabilities (including counsel fees) incurred in connection with any claim, investigation or lawsuit in which such person may be involved by reason of being or having been a director or officer (whether or not a director or officer at the time such costs are incurred), except as to matters where the director or officer is finally adjudged to be liable for willful misconduct or willful neglect in the performance of his duties.

    In consideration of the relinquishment of the stock option and change of control agreement, in order to continue to maintain in the future the good will of Mr. Morita with respect to institutional customers, and in recognition of a lifetime of dedicated service to the Bank and Bancshares, the Retirement Agreement provides for a special recognition award payment to Mr. Morita of $350,000, payable in four equal quarterly installments of $87,500 commencing on September 30, 1997. Mr. Morita postponed payment of his special recognition award until 1998.

    The Retirement Agreement, and the payment of the special recognition award, was reviewed on behalf of the Board of Directors by an executive compensation consultant who determined that the payment of the special recognition award was reasonable and well within the reasonable range of competitive practices from companies of similar size and scope of operations of Bancshares.

    The Retirement Agreement was approved by the Bancshares Board of Directors on March 27, 1997, with Mr. Morita and Director Caryn Morita abstaining from the discussion and vote. Mr. Tokioka abstained from the vote.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last fiscal year, the following persons served as a member of the Compensation Committee of Bancshares' Board of Directors:

- Raymond Y. Arakawa                 - H. Clifton Whiteman
- Frederic K. T. Chun

    During the last fiscal year, Mr. Chun served as Vice President of Bancshares and President of Citibank Properties, Inc. Mr. Chun received no compensation for these positions.

    The following executive officers of Bancshares also serve on the Board of Directors of ISL which makes compensation decisions with respect to executive officers of ISL: Frederic K.T. Chun, James H. Kamo and Ronald K. Migita.

FINANCIAL PERFORMANCE

    The following graph summarizes the cumulative return experienced by Bancshares' stockholders over the years 1992 through 1997, compared to the CRSP Index for the NASDAQ Stock Market and a Peer Group consisting of two Hawaiian and two west coast bank holding companies:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    AMONG CB BANCSHARES, INC., NASDAQ MARKET
                              & PEER GROUP INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             CB BANCSHARES       PEER GROUP       NASDAQ
12/92                    $100             $100        $100
12/93                     152               91         115
12/94                     144               91         112
12/95                     148              117         159
12/96                     150              144         195
12/97                     234              207         240

    The Peer Group consists of: CPB Inc., GBC Bancorp, Cathay Bancorp Inc. and First Hawaiian Inc.

       - Assumes $100 invested on December 31, 1992 in Bancshares Common Stock, NASDAQ Market Index and Peer Group Index.

       - Total return assumes reinvestment of dividends.

       - Fiscal year ending December 31.

    [Source: Research Data Group]

    Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

                            STOCKHOLDER APPROVAL OF
                      AMENDMENT TO STOCK COMPENSATION PLAN

    In 1995 the stockholders approved the CB Bancshares Stock Compensation Plan ("Plan") which authorized the granting of up to 250,000 shares of common stock to certain officers and employees of Bancshares and its subsidiaries. The purposes of the Plan are to more closely align the long-term financial interests of employees with that of Bancshares, and to attract, retain and motivate officers and employees.

THE PLAN

    ADMINISTRATION. The Plan is administered by the Compensation Committee of Bancshares, which is comprised of two or more disinterested persons, as defined in the Internal Revenue Code and Securities Exchange Act of 1934, as amended. The Committee has the discretionary authority to determine:

       - the employees to whom awards may be granted under the Plan;

       - whether and to what extent various types of awards are to be granted under the Plan;

       - the number of shares of stock to be covered by each award granted;

       - the terms and conditions, not inconsistent with the terms of the Plan, of any award granted, including but limited to, the price and any restriction or limitation, any performance goals to be employed in prescribing the terms and conditions of an award, or any vesting acceleration or forfeiture waiver regarding any award or the shares of stock relating to the award, based on such factors as the Committee determines in its sole discretion; and

       - whether and under what circumstances any option to purchase shares of stock granted to an employee under the Plan may be exercised without a payment of cash.

    The Committee also has the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable from time to time, to interpret the terms and provisions of the Plan and any award issued under the Plan and otherwise to supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan are final and binding on all persons, including Bancshares and employees who participate in the Plan. The Committee use the services of its external compensation consultants.

    AUTHORIZED SHARES. The maximum number of shares of common stock with respect to which awards may be granted under the Plan is currently 250,000. The Plan provides that no more than 5% of shares subject to the Plan may be issued in one calendar year to any one participant under the Plan. The shares of common stock may be either authorized and unissued shares or issued shares which have been reacquired. In the event that any award previously granted under the Plan expires or terminates for any reason without having been exercised in full, the shares covered by such expired or terminated awards will be added to the shares otherwise available for awards.

    ELIGIBILITY. Awards may be granted under the Plan to any employees, including officers and other key employees, of Bancshares or its subsidiaries, as selected by the Compensation Committee in its sole discretion. The Committee may take into account the duties of the respective employees, their present and potential contribution to the success of Bancshares, their compensation and such other factors as the Committee deems relevant to accomplish the purposes of the Plan. An award will not be affected by an employee's change of duties or position as long as the employee continues to be an employee of Bancshares or its subsidiaries.

    AWARD AGREEMENTS. Each award under the Plan will be on such terms and conditions as are determined by the Committee and contained in an agreement between Bancshares and each participant. Unless otherwise determined by the Committee, each award agreement will provide that if the participant to whom the award is granted does not remain in the employ of Bancshares or its subsidiaries for a period of one year from the date of the grant of the award, the participant will forfeit the right to exercise the award (or forfeit the shares of restricted common stock granted to the participant), provided that the provisions of the Plan or any such award agreement will not be construed to confer upon any individual any right to continue in the employ of Bancshares or any of its subsidiaries or interfere in any way with the right of Bancshares or subsidiary to terminate a participant's employment at any time.

    AMENDMENTS. The Plan provides that the Bancshares Board of Directors may amend the Plan at any time. However, no amendment may be made without the employee's consent which would impair the rights of an employee with respect to an award that has already been granted under the Plan. The Plan may also not be amended without the approval of the stockholders if an amendment would (i) increase the total number of shares reserved under the Plan, (ii) decrease the price of any option to less than 100% of the fair market value of the stock on the date of the grant, (iii) change the class of employees eligible to receive awards under the Plan, or (iv) extend the maximum term of options granted. The Committee may amend the terms of any award previously granted; however, no such amendment may impair the rights of any holder of an award without such holder's consent.

    STOCK OPTIONS. Options granted under the Plan may be either (i) an option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code, or (ii) an option that is not an incentive stock option (a "non-qualified stock option"). The Committee has the authority to grant to any participant incentive stock options, non-qualified stock options, or both. Each participant is required to enter into an award agreement which will specify the number of shares subject to incentive stock options and/or the number of shares subject to non-qualified stock options. To the extent options granted under the Plan are incentive stock options, the aggregate fair market value (determined at the time the option is granted) of the common stock, with respect to which incentive stock options are exercisable for the first time by such individual during any calendar year under the Plan (and any other incentive stock option plan of Bancshares or any subsidiary or predecessor corporation), may not exceed $100,000.

    The exercise price per share of the shares of common stock which will be issuable upon the exercise of an option may not be less than the fair market value of the common stock on the date the option is granted. "Fair Market Value," on any date, is defined in the Plan to mean (i) if the common stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such exchange or immediately preceding date on which sales were reported, or (ii) if the common stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by the National Association of Securities Dealers through Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, fair market value will be determined by such other method as the Committee determines in good faith to be reasonable.

    If the individual to whom an option which is an incentive stock option is granted owns shares of common stock constituting in excess of 10% of the total combined voting power of all classes of stock of Bancshares or any of its subsidiaries issued and outstanding on the date the option is granted, the exercise price of such option will be at least 110% of the fair market value of the common stock on the date the option is granted.

    The Committee will determine in its discretion the period or periods during which the options will be exercisable and whether they may be exercised in whole or in part. Options will not be exercisable (i) prior to the first anniversary of the date of the grant, or (ii) more than 10 years after the date of the grant, except that if the option is an incentive stock option and the optionee, at the time of the grant, owns in excess of 10% of the total combined voting power of all classes of stock of Bancshares or any subsidiary corporation issued and outstanding on the date the option is granted, the option will not be exercisable more than five years after the date of the grant.

    Each option granted under the Plan will be exercisable, in such installments as the Committee in its discretion determines. Payment for shares of common stock purchased upon exercise of an option will be in cash, payable in such manner as will be acceptable to Bancshares, or by delivery of a number of previously owned shares of common stock having a fair market value on the exercise date equal to the exercise price, or a combination thereof. No shares of common stock will be issued until full payment for the shares has been made.

    To the extent permitted under applicable laws and regulations, at the request of an optionee and with the consent of the Committee, Bancshares will cooperate in a "cashless exercise" of an option. A cashless exercise may be effected by the optionee's delivering to a registered securities dealer acceptable to the Committee instructions to sell a sufficient number of unrestricted shares of common stock to cover the costs and expenses associated with the exercise of the option.

    If an optionee's employment with Bancshares or any of its subsidiaries terminates, the optionee's options will continue to be exercisable, to the extent that they were exercisable on the date such employment terminated, for three months after such termination, except that if an optionee's employment terminates because of the optionee's death or disability, the optionee's options will continue to be exercisable, to the extent they were exercisable on the date such employment terminated, for twelve months after such termination. In no event may any option be exercisable after the end of the period determined by the Committee. Any exercise after the optionee's death may be made only by such optionee's estate or by his beneficiaries or distributees who have acquired the right to exercise the option. If an optionee's employment by Bancshares or any subsidiary terminates for any reason other than death or disability, the optionee's options will thereafter terminate, except that, unless otherwise determined by the Committee, such options may be exercised, to the extent they were exercisable on the date such employment terminated, for the lesser of three months after such termination or the balance of the stated term of such options. In addition to the foregoing, an option will terminate automatically upon the exercise of a stock appreciation right (see below) granted in tandem with such option.

    STOCK GRANTS. Under the Plan, the Committee may grant a specified number of shares of common stock to an employee subject to terms and conditions prescribed by the Committee, which may include achievement of specified business objectives, increases in specified indices and other comparable measurements of company or individual performance (a "stock grant"). Such shares of common stock, when transferred, may remain subject to restrictions on transfer by the employee and/or forfeiture provisions. The specific terms of any stock grant, and the conditions applicable to restricted stock, will be determined by the Committee and set forth in the award agreement.

    STOCK APPRECIATION RIGHTS. The Committee has the authority to grant any participant the right to receive a payment, in cash or common stock, equal to the excess of the fair market value of a specified number of shares of common stock on the date such right is exercised, over the fair market value on the date of grant of such right (a "stock appreciation right" or "SAR"). Each award agreement relating to a stock appreciation right will specify the number of shares of common stock with respect to which the participant may become entitled to receive payment as well as the period during which SAR's will be exercisable. A SAR may not be exercisable (i) prior to the first anniversary of the date of the grant, or (ii) more than 10 years after the date of the grant.

    Except as otherwise provided in the Plan, each SAR granted under the Plan will be exercisable, in such installments as the Committee will in its discretion determine. Stock appreciation rights granted under the Plan may be exercised from time to time as to all or part of the number of shares of common stock as to which such SARs are then exercisable. Stock appreciation rights granted under the Plan will terminate as if such SARs were options.

    Stock appreciation rights granted under the Plan may be granted in tandem with one or more options granted to the same participant. However, if such option is an incentive stock option: (i) the amount payable upon exercise of the SAR cannot exceed the excess, if any, of the market price of the number of shares of common stock with respect to which the SAR is exercised on the date of such exercise over the exercise price of the option with respect to the same number of shares; (ii) the SAR may be transferred only when, and to the extent that, the option may be transferred; and (iii) the SAR may be exercised only when, and to the extent of the number of shares with respect to which the stock appreciation right is exercised. Otherwise, except as provided in the award agreement in the case of a SAR granted in tandem with a non-qualified stock option, a "tandem SAR" will terminate at the same time as the related option terminates.

    During 1995 and 1994, one-half (52,825 shares) of the option grants were performance options and the other one-half (52,825 shares) of the option grants were index options. All options have a term of ten years. Of these previous awards amount, 21,725 performance options and 21,725 index options have been canceled or relinquished. There were no awards in 1996. During 1997, 72,500 shares were awarded as Incentive Stock Option grants to certain key employees. All such grants have a term of ten years and an exercise price of $43.00.

                    THE BANCSHARES BOARD OF DIRECTORS RECOMMENDS
            APPROVAL OF THE AMENDMENT TO THE STOCK COMPENSATION PLAN

    PROPOSED AMENDMENT. The Committee anticipates that use of the Stock Option Plan as a means of compensation for executive and other key employees will increase in the future. It recognizes that such compensation effectively ties the financial interests of employees with those of shareholders. Approximately 115,000 shares, or less than two years reserve under current award levels, remain in the Plan for future awards. The Committee would like to reserve additional shares for the Plan to ensure that sufficient shares are available for award during 1998 and 1999. It has therefore proposed that the total number of shares reserved for the Plan be increased from the present 250,000 to 400,000.

COMPENSATION OF DIRECTORS

    During 1997, each person (other than Ronald K. Migita, James M. Morita and Caryn S. Morita, who were not paid any retainer) who served as a director of one or more of Bancshares, the Bank or ISL Boards of Directors received an annual retainer of (i) $10,000 for serving on one of the Boards; (ii) $5,000 for serving on a second Board; and (iii) $2,500 for serving on a third Board. Each member of the Board of Directors of Bancshares, the Bank and ISL received a fee of $500 per Board meeting attended and $500 per standing committee meeting attended. Each standing committee chairman of the Boards of Directors of Bancshares, the Bank and ISL received $550 for each committee meeting presided. As full-time employees of Bancshares and the Bank, respectively, Bancshares directors Ronald K. Migita and Caryn S. Morita received no meeting fees for any Board of Director or committee meetings attended. Pursuant to his Retirement Agreement with Bancshares, James M. Morita does not receive an annual retainer and meeting fees.

    In 1996, the Bancshares Board of Directors adopted a Director's Compensation Policy which included continued payment of retainer and meeting fees equivalent to those described above, but capped the number of meeting fees for which a Board member would be paid annually to 18 (subject to the occurrence of extraordinary events such as acquisition proposals or a shareholder election contest). A similar cap on meeting fees was instituted for committee meetings. In addition, persons who attend more than one meeting of a Board or committee on the same day will be paid only one meeting fee.

    City Finance and Mortgage, Inc., O.R.E., Inc. and Citibank Properties, Inc., pay no retainer or Board fees to their directors. ISL's direct and indirect subsidiaries (DRI Assurance, Inc., ISL Capital Corporation, ISL Services, Inc., ISL Financial Corporation and Pacific Assurance Agency, Inc.) also pay no retainer or Board fees to their directors.

COMMITTEES OF THE BOARD; MEETINGS

    The Audit, Compensation and Nominating Committees of Bancshares' Board of Directors committees are currently comprised of the following members:

AUDIT COMMITTEE:                  COMPENSATION COMMITTEE:                 NOMINATING COMMITTEE:
--------------------------------  --------------------------------------  ---------------------------------
Raymond Y. Arakawa, Chm.          Frederic K. T. Chun, Chm.               Raymond Y. Arakawa, Chm.
Donald J. Andres                  Raymond Y. Arakawa, Vice-Chm.           Lionel Y. Tokioka, Vice-Chm.
Frederic K. T. Chun               H. Clifton Whiteman                     Frederic K. T. Chun
George Matsuda                                                            H. Clifton Whiteman
Kenneth N. Sumimoto
Lionel Y. Tokioka

    The Audit Committee is responsible for the operations and continued independence of Bancshares' Internal Audit Division ("IAD"). IAD independently reviews significant operations of Bancshares and its subsidiaries (other than ISL which has its own audit department for ISL and its subsidiaries). Reviews are conducted by IAD's two operating departments: Audit and Loan Review. The Audit Department's primary responsibilities are to review the adequacy and effectiveness of internal controls, to evaluate compliance with regulatory guidelines, internal policy, and generally accepted accounting practices, and to identify areas of risk and loss exposure. The Loan Review Department's primary responsibility is to evaluate the credit quality of the loan portfolios of Bancshares and its subsidiaries (other than ISL and its subsidiaries).

    The functions performed by the Bancshares Audit Committee include recommending annually to the Board of Directors of Bancshares an independent certified public accountant to perform the external audit function, reviewing financial statements and records, consulting with management concerning internal audit findings, and meeting with Bancshares' independent certified public accountants to discuss the process and scope of their external audit and the engagement letter. The Audit Committee held 12 meetings during 1997.

    The Compensation Committee has the responsibility of reviewing and recommending compensation of all executive officers of Bancshares and its subsidiaries, subject to the approval of the Board of Directors of Bancshares and its subsidiaries, as the case may be. The Compensation Committee held five meetings during 1997.

    The Nominating Committee solicits recommendations for prospective directors, reviews such nominees and presents to the Board proposed candidates for the office of director of Bancshares and its subsidiaries. The Board then proposes the slate of directors for submittal to the stockholders at the annual meetings of Bancshares and its subsidiaries. The Nominating Committee accepts recommendations from security holders that are timely submitted. The Nominating Committee met once in 1997.

    Bancshares' Board of Directors held 13 meetings during 1997. All present directors attended at least 75% of the aggregate of meetings of the Board of Directors and meetings of committees of which they are members, except Tomio Fuchu and Yoshiki Takada.

CERTAIN TRANSACTIONS

    On May 30, 1997, Lionel Y. Tokioka, a director of Bancshares, and two former executives of ISL entered into a settlement of their claims against Bancshares, the Bank and ISL, for damages, penalties pursuant to Chapter 394B, Hawaii Revised Statutes, fees and costs relating to termination of their employment. The terms of the settlement included provisions for Mr. Tokioka to receive the sum of $100,000, and for Bancshares and Mr. Tokioka to enter into a separate Consulting Agreement. See "Consulting Agreement with Lionel Y. Tokioka" above. Mr. Tokioka and Bancshares agreed to release each other from all claims.

    James H. Kamo, Chairman of the Board and Secretary of Bancshares and its subsidiaries, also acts as legal counsel for Bancshares and the Bank. In addition to directors' retainer and meeting fees described above, Mr. Kamo was also paid on a time and charge basis. Mr. Kamo received payment of $195,655 in 1997 for services rendered to Bancshares and subsidiaries.

INDEBTEDNESS OF MANAGEMENT

    Certain directors and executive officers of Bancshares and its subsidiaries, and companies with which such directors and executive officers are associated, were customers of, and had banking transactions with the Bank and ISL in the ordinary course of the Bank's and ISL's business during 1997. Such loans totalled $4.672 million at December 31, 1997. All loans and commitments to lend included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (except as described below) and, in the opinion of the management of the Bank and ISL, did not involve more than a normal risk of collectibility or present other unfavorable features.

    In 1982 ISL, while it was a subsidiary of International Holding Capital Corp. ("IHCC"), made a home mortgage loan to Lionel Tokioka, a director and executive officer of Bancshares, and his wife, Carole Tokioka. The interest rate for such loan is 8.5%. As of April 1, 1994, which was the loan payment date immediately preceding the merger of IHCC into Bancshares, the amount of outstanding indebtedness on such loan was $330,130.32. As of the latest practicable date (February 27, 1998), the amount outstanding on such loan was $260,371.22.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires Bancshares' officers and directors, and persons who own more than ten percent of a registered class of Bancshares' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and beneficial owners of more than ten-percent of Bancshares Common Stock are required by the SEC regulation to furnish Bancshares with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to Bancshares during the last fiscal year, and written representations that no Form 5's were required, Bancshares is not aware of any late reports of such forms, transactions not timely reported or known failure to file a required form, except that H. Clifton Whiteman did not timely file a Form 4 relating to the acquisition of stock by his spouse.

              OWNERSHIP OF SECURITIES BY CERTAIN BENEFICIAL OWNERS

    The following table shows certain information with respect to all persons who are known to Bancshares to be the beneficial owners of more than five percent of Bancshares' outstanding Common Stock as of the Record Date:

                                                                                AMOUNT AND NATURE OF    PERCENT
                     NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP   OF CLASS
------------------------------------------------------------------------------  --------------------  -----------
CB Bancshares, Inc. Employees Stock Ownership Plan                                 252,472 Shares        7.11% (1)
 Hawaiian Trust Company Ltd., Trustee
 841 Bishop Street, 12th Floor
 Honolulu, Hawaii 96813

First Union Corporation (2)                                                        272,000 Shares(3)     7.74%
 One First Union Center
 Charlotte, North Carolina 28288

TON Finance, B.V.                                                                  341,401 Shares        9.61%
 Rokin 5S 1000 A.E.
 Amsterdam, Netherlands

------------------------

(1) Participants in the ESOP are entitled to direct the ESOP Trustee how to vote shares which have been allocated to their respective accounts. In the absence of such direction, such shares will be voted by the ESOP Committee. The Trustee has sole investment power.

(2) The information relating to this beneficial ownership was derived from a
    Schedule 13G, dated February 11, 1998, which was filed by First Union Corporation with the Securities and Exchange Commission, as parent holding company for its subsidiary Evergreen Asset Management Group and Lieber and Company, investment advisers for mutual funds or other clients, with respect to ownership as of December 31, 1996.

(3) Of the 272,000 shares, the above-referenced Schedule 13G indicates First Union Corporation has sole power to vote 244,500 shares, and shared power to vote 0 shares.

    Bancshares knows of no other beneficial owner of five percent or more of Bancshares Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of Bancshares.

                              INDEPENDENT AUDITOR

    Bancshares' Board of Directors recommends to stockholders the election of the firm of Grant Thornton LLP, Accountants and Management Consultants, to serve as independent auditor for Bancshares for 1998 and thereafter until its successor is elected. During 1997, Grant Thornton LLP completed its examination of the financial statements of Bancshares for 1996 and the preparation of the corporate income tax returns and interim examination for 1997. A representative of Grant Thornton LLP is expected to be present at the 1998 annual meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                                 OTHER MATTERS

    The cost of soliciting proxies will be borne by Bancshares. Bancshares will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of Bancshares or its subsidiaries may solicit proxies personally or by telegraph, telephone or other electronic means without additional compensation.

                              FINANCIAL STATEMENTS

    Bancshares' 1997 Annual Report to stockholders, including financial statements, has accompanied or preceded the mailing of this proxy statement.

    BANCSHARES WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH STOCKHOLDER, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO MR. DANIEL MOTOHIRO, CHIEF FINANCIAL OFFICER, CB BANCSHARES, INC., 201 MERCHANT STREET, HONOLULU, HAWAII 96813.

                              STOCKHOLDER PROPOSAL

    In order for any stockholder proposal to be included in Bancshares' proxy statement and proxy as an item of business for the 1999 annual meeting of stockholders of Bancshares, it must be received at the principal executive offices of Bancshares not later than December 10, 1998.

                                 OTHER BUSINESS

    The Board of Directors does not know of any other matter to be presented at the 1998 annual meeting, but should any other matter properly come before the meeting, or any adjournment thereof, proxies will vote on such matter in accordance with their best judgment.

                             BY ORDER OF THE BOARD OF DIRECTORS

                                                [SIG]

                             James H. Kamo
                             CHAIRMAN

April 1, 1998

TO BE CERTAIN THAT YOUR SHARES WILL BE REPRESENTED AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                                     PROXY

                   IMPORTANT-PLEASE SIGN AND RETURN IMMEDIATELY

            CB BANCSHARES, INC., 201 MERCHANT STREET, HONOLULU, HAWAII 96813

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of CB Bancshares, Inc. ("Bancshares") hereby constitutes and appoints Yoshiki Takada, Lionel Y. Tokioka and H. Clifton Whiteman and each or any of them, with full power of substitution, as Proxies of the undersigned to vote and otherwise act in respect of all of the shares of the common stock of Bancshares, which the undersigned may be entitled to vote at the 1998 annual meeting of stockholders of CB Bancshares to be held on Thursday, April 30, 1998, at 1:30 p.m., at Ala Moana Hotel, 410 Atkinson Drive, Honolulu, Hawaii, or any adjournment thereof, with all the rights and powers the undersigned would possess if personally present. Proxies are instructed to vote as specified on the reverse side.

                         Continued on reverse side

-------------------------------------------------------------------------------
                TRIANGLE     FOLD AND DETACH HERE     TRIANGLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
                                                            Please mark
                                                            your votes as /X/
                                                            indicated in
                                                            this example

1. ELECTION OF DIRECTORS

                                  Tomio Fuchu, Larry K. Matsuo, Hiroshi Sakai

 FOR ALL NOMINEES       WITHHOLD    (INSTRUCTION: To withhold authority to vote
 LISTED AT RIGHT       AUTHORITY      for any individual nominee, or nominees
(EXCEPT AS INDICATED   TO VOTE FOR    write the name of the nominee or
  TO THE CONTRARY)     ALL NOMINEES   nominees in the space provided below.)

     /  /                /  /          _________________________________________


2. ELECTION OF THE FIRM OF GRANT THORNTON AS INDEPENDENT AUDITOR FOR THE ENSUING YEAR.

           FOR                 AGAINST             ABSTAIN
           / /                   / /                 / /

3. APPROVAL OF AN AMENDMENT TO THE BANCSHARES STOCK OPTION PLAN AS DESCRIBED IN THE PROXY STATEMENT.

           FOR                 AGAINST             ABSTAIN
           / /                   / /                 / /

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, BUT NOT LIMITED TO, MATTERS PRESENTED AT THE MEETING, WHICH WERE NOT KNOWN TO THE BOARD OF DIRECTORS AT A REASONABLE TIME BEFORE THE SOLICITATION OF PROXIES.

   IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS
   ABOVE.

                    Please sign exactly as name appears hereon. When signing
              ----| as attorney, personal representative, trustee, or guardian,
                  | please use full title. All joint owners and trustees
                  | should sign. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

                    _________________________________________________________
                    Signature (no witness required)
                    _________________________________________________________
                    Signature

                    Dated:___________________________________________________


                  PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY
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